Exhibit 99.(a)(1)(J)

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                                                Election Info

Agreement to Terms of Election: Eligible 409A Options

I hereby confirm the election made on the previous page. I agree that, unless I revoke my election before 11:59 p.m., Pacific Daylight Time on May 1, 2008 (or a later expiration date is SST extends the Offer), my election will be irrevocable, and if accepted by SST, this election shall operate to amend each Eligible Option as outlined above, subject to the terms and conditions described in the Offering Memorandum.

I hereby acknowledge that I may change the terms of my election in connection with the Offer by submitting a new electronic Election Form online at https://ssti.equitybenefits.com or by submitting via facsimile or email a new Paper Election Form prior to 11:59 p.m. Pacific Daylight Time on May 1, 2008 (or a later expiration date if SST extends the Offer). Any change of election submitted or, in the case of a Paper Election Form, received after the Expiration Date will be void and of no effect.

I acknowledge and agree that my decision to amend or not amend my Eligible Options in the Offer is entirely voluntary and is subject to the terms of the Offer. I understand that I am not required to tender any of my Eligible 409A Options or Eligible Underwater Options.

I understand that if I have more than one Eligible 409A Option and if I want to amend at least one Eligible 409A Option, I must tender all of my Eligible 409A Options in the Offer to Amend. I further understand that if I have at least one Eligible 409A Option and I want to participate in the Offer to Replace, I must tender all of my Eligible 409A Options in the Offer to Amend.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with SST or my employer (except on an at-will basis, unless otherwise required by local law). I agree that, except as set forth in the Offering SST has made no representations or warranties to me regarding this Offer or the future pricing of Memorandum. SST stock, and that my participation in this Offer is at my own discretion.

If my active employment (i.e., not including any notice period mandated under local law) with SST or my employer terminates prior to the Expiration Date, I understand that I will cease to be an Eligible Optionee under the terms of the Offer and any election that I have made prior to the termination of my employment to amend my Eligible 409A Options or replace my Eligible Underwater Options will not become effective and my Eligible 409A Options and Eligible Underwater Options will not be amended or replaced, respectively, under the Offer.

I hereby acknowledge and agree that neither SST, nor any of its respective directors, employees or agents, has made any recommendation me as to whether or not I should accept the Offer to Amend my Eligible 409A Options or the Offer to Replace my Eligible Underwater Options. I am not relying on any information provided or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offering Memorandum. I acknowledge that I have been afforded the

If may active employment (i.e., not including any notice period mandated under local law) with SST or my employer terminates prior to the Expiration Date. I understand that I will cease to be an Eligible Optionee under the terms of the Offer and any election that I have made prior to the termination of my employment to amend my Eligible 409A Options or replace my Eligible Underwater Options will not become effective and may Eligible 409A Options and Eligible Underwater Options will not be amended or replace, respectively, under the Offer.

I hereby acknowledge and agree that neither SST, nor any of its respective directors, employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to Amend my Eligible 409A Options or the Offer to Replace my Eligible Underwater Options. I am not relying on any information provided or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offering Memorandum. I acknowledge that I have been afforded the opportunity to consult with my own tax, financial and legal advisors before making this election and that I have knowingly done so or knowingly declined to do so.

I understand that I will receive an Election Confirmation Statement via email at my SST email address within one (1) business day after the date on which SST receives this election. If I have not received such an email within such time period, it is my responsibility to confirm that SST has received this election by emailing to stockadmin@SST.com a copy of Election Confirmation Statement that will appear in the last screen of this electronic election process. I will keep a copy of this Election Confirmation Screen for my records.

I AGREE THAT I WILL BE SOLELY LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN OR TO DECLINE THIS OFFER.

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IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachment) is not intended or written by us to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Internal Revenue Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein.

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